Calculation of Filing Fee Tables
S-3
Fidelity National Information Services, Inc.
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock	457(r)				0.0001531
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.0001531
Fees to be Paid	3	Equity	Depositary Shares	457(r)				0.0001531
Fees to be Paid	4	Debt	Debt Securities	457(r)				0.0001531
Fees to be Paid	5	Other	Warrants	457(r)				0.0001531
Fees to be Paid	6	Other	Purchase Contracts	457(r)				0.0001531
Fees to be Paid	7	Other	Units	457(r)				0.0001531
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	1a) Represents securities that may be offered and sold from time to time in one or more offerings by Fidelity National Information Services, Inc. (the "Registrant"). Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. 1b) Including such indeterminate number of shares of common stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for common stock, including upon the exercise of warrants or delivery upon settlement of purchase contracts. 1c) The registrant is relying on Rule 456(b) and Rule 457(r) under the Securities Act of 1933, as amended, to defer payment of all of the registration fee. In connection with the securities offered hereby, the Registrant will pay "pay-as-you-go registration fees" in accordance with Rule 456(b). The Registrant will calculate the registration fee applicable to an offer of securities pursuant to this Registration Statement based on the fee payment rate in effect on the date of such fee payment. 1d) An unspecified number or amount of the securities of each identified class is being registered as may from time to time be issued at unspecified prices. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities.

[2]	See footnotes 1a, 1c and 1d above. 2) Including such indeterminate number of shares of preferred stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock, including upon the exercise of warrants or delivery upon settlement of purchase contracts.

[3]	See footnotes 1a, 1c and 1d above. 3) Including such indeterminate number of depositary shares evidenced by depositary receipts as may, from time to time, be issued in the event that the registrant elects to offer fractional interests in debt securities or shares of preferred stock registered hereby. An indeterminate number of depositary shares may also be issued upon the exercise of warrants or delivery upon settlement of purchase contracts.

[4]	See footnotes 1a, 1c and 1d above. 4) Debt securities of the registrant, which may be senior or subordinated.

[5]	See footnotes 1a, 1c and 1d above.

[6]	See footnotes 1a, 1c and 1d above.

[7]	See footnotes 1a, 1c and 1d above.